Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-626-5226

Karen S. Konecny, 830-626-5102

RUSH ENTERPRISES MOURNS DEATH OF BOARD MEMBER JOHN D. ROCK

SAN ANTONIO, Texas, November 20, 2007 — Rush Enterprises, Inc. (NASDAQ:  RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, regretfully reported today that John D. Rock, a member of the Board of Directors and Chairman of the Nominating and Governance Committee, died on Friday, November 16, 2007, after a short battle with cancer.

Mr. Rock was elected to the Board of Directors in April 1997, following his retirement from General Motors, where he held key executive positions in sales, service and marketing.  During his 36-year career with General Motors, Rock served as Vice President of the Oldsmobile Division, headed up the GMC Truck group, and oversaw operations of the company’s Holden division in Australia.  Rock was well-known and respected in the automotive community as an innovative thinker and leader and one who was not afraid to challenge convention.

Said W. Marvin Rush, Chairman of Rush Enterprises, Inc. of the announcement, “Professionally, I have known John for more than 25 years since his days as head of the GMC Truck group.  During that time, he became a personal best friend and trusted colleague.  While at GM, John was always an advocate for dealers.  He was an independent thinker but always operated fairly and with a dealer’s best interest and success in mind.”

“After John’s retirement, he joined our Board of Directors.  His considerable expertise and contributions helped lead to Rush Enterprises’ enormous growth and financial success during the past decade.  Having spent his career on the manufacturing side of the business, John was able to combine his experience as a manufacturer and marketer of trucks with his keen appreciation of dealership network operations.

He understood how dealerships functioned, what challenges dealers faced and what opportunities were available.  He was an excellent sounding board and always gave me fair and honest advice,” said Mr. Rush.

“In fact, if I had to choose one person I would want to have with me in a foxhole, it would clearly have been John.  He was dearly loved personally and valued professionally.  He will be greatly missed,” Mr. Rush continued.

W. M. “Rusty” Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said “John Rock was a man of principle, and could always be counted on to do the right thing, whether or not it was an easy or politically-correct decision.  He understood that the strength of a dealer organization was crucial to the success of the manufacturer, no matter the nameplate.  He could always be counted on to cut through any bureaucracy to get things done for the dealer, both during his time at General Motors and as a member of our Board.”

“On a personal note,” continued Rusty Rush, “I have always equated John Rock’s stature with that of John Wayne, having both the leadership and commanding presence of the hero actor.  Next to my father, John was one of my most valued personal mentors and friends.  I loved John and will dearly miss him.”

Everyone at Rush Enterprises who was fortunate to know and work with Mr. Rock is deeply saddened by his passing.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com